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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE


Contact:      Jerry W. Nix, Executive Vice President - Finance
              (770) 612-2048


                              GENUINE PARTS COMPANY
                      ANNOUNCES NEW CHIEF EXECUTIVE OFFICER
                     AND DECLARES REGULAR QUARTERLY DIVIDEND


Atlanta, Georgia, August 16, 2004 -- Larry Prince, Chairman of the Board and Chief Executive Officer of Genuine Parts Company (NYSE: GPC), announced that the Board of Directors elected Thomas C. Gallagher to the position of President and Chief Executive Officer of the Company. Mr. Gallagher, 56 years old, has been with Genuine Parts Company for 34 years and is only the fourth CEO the Company has had in its seventy-six year history. Mr. Gallagher is active in many civic activities and serves on the Board of Directors of Oxford Industries, Inc. and STI Classic Funds.

Mr. Prince will continue in his position as Chairman of the Board of Directors.

The Board of Directors of Genuine Parts Company declared a regular quarterly cash dividend of 30 cents per share on the Company's common stock.

The dividend is payable October 1, 2004 to shareholders of record September 10, 2004.

ABOUT GENUINE PARTS COMPANY

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S. and Canada through its Motion Industries subsidiary. S.P. Richards Company, the Office Products Group, distributes product nationwide in the U.S. and in Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S. and Mexico. Genuine Parts Company had 2003 revenues of $8.4 billion.


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